Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 26 to Registration Statement No. 33-68124 on Form N-1A of our report dated December 23, 2009, relating to the financial statements and financial highlights of The Alger Institutional Funds, including Alger Capital Appreciation Institutional Fund, Alger Large Cap Growth Institutional Fund, Alger Mid Cap Growth Institutional Fund and Alger Small Cap Growth Institutional Fund, appearing in the Annual Report on Form N-CSR of The Alger Institutional Funds for the year ended October 31, 2009, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

New York, New York

February 23, 2010